EXHIBIT 8(h)(3)

Participation Agreement Amendment No. 3

Vanguard and TFLIC

THIRD AMENDMENT TO PARTICIPATION AGREEMENT

This Third Amendment to Participation Agreement is dated and effective as of November 21, 2012, by and among Vanguard Variable Insurance Fund (hereinafter the “Fund”), The Vanguard Group, Inc. (hereinafter “Sponsor”), Vanguard Marketing Corporation (hereinafter “Distributor”), and Transamerica Financial Life Insurance Company (hereinafter the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated June 30, 2010, as amended (the “Agreement”), and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree as follows:

1. Amendment of Section 4.3. Section 4.3 of the Agreement is amended and restated to read in full as follows:

“4.3 The Fund, Sponsor, Distributor, or their designee shall furnish, or cause to be furnished, to the Company or its designee each piece of sales literature or other promotional material in which the Company or the Account is named at the earliest practical stage of its development. The Company agrees to provide initial comments on each such piece within four business days after receipt. The Distributor will review and respond to such Company comments, which response may consist of providing the Company with a final version of such sales literature or other promotional material. In certain cases the Sponsor or the Distributor may provide the Company with a revised version of previously reviewed sales literature or other promotional material. The Company agrees to provide any further comments on such revised sales literature or other promotional material within four business days after receipt. All parties will communicate throughout the process of developing sales literature and other promotional material and will mutually agree when a piece is final and ready for filing with the appropriate regulatory authorities. All parties agree to cooperate with the others to facilitate each other’s ongoing efforts to comply with all applicable laws and regulations.”

2. Amendment to Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Third Amendment.

3. No Other Modifications. Except as specifically modified herein, the Agreement remains in full force and effect in accordance with its terms. All references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby. In the event of a conflict between the Agreement and this Third Amendment, it is understood and agreed that the provisions of this Third Amendment shall control.

4. Counterparts. This Third Amendment may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE		THE VANGUARD GROUP, INC.
INSURANCE FUND

By:	/s/ Heidi Stam	By:	/s/ Timothy P. Holmes
Name:	Heidi Stam	Name:	Timothy P. Holmes
Title:	Secretary	Title:	Principal

VANGUARD MARKETING		TRANSAMERICA FINANCIAL
CORPORATION		LIFE INSURANCE COMPANY

By:	/s/ Timothy P. Holmes	By:	/s/ Anne M. Spaes
Name:	Timothy P. Holmes	Name:	Anne M. Spaes
Title:	Principal	Title:	Vice President

SCHEDULE B

LARGE TRANSACTION AMOUNTS

Portfolio	Large Transaction Amount
Money Market Portfolio	$3,000,000
Total Bond Market Index Portfolio	$750,000
Total Stock Market Index Portfolio	$500,000
High-Yield Bond Portfolio	$500,000
Short-Term Investment-Grade Portfolio	$1,000,000
Balanced Portfolio	$1,000,000
Diversified Value Portfolio	$1,000,000
Equity Income Portfolio	$500,000
Equity Index Portfolio	$500,000
Growth Portfolio	$500,000
Mid-Cap Index Portfolio	$100,000
REIT Index Portfolio	$100,000
Small Company Growth Portfolio	$1,000,000
International Portfolio	$1,000,000
Capital Growth Portfolio	$250,000
Conservative Allocation Portfolio	$50,000
Moderate Allocation Portfolio	$50,000